EXHIBIT 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact     Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact         Chase Kelley, (812) 491-4128, kckelley@vectren.com

FOR IMMEDIATE RELEASE

Feb. 16, 2015

Vectren Corporation Reports 2014 Results
Affirms 2015 Guidance

Evansville, Ind. - Vectren Corporation (NYSE:VVC) today reported net income for the year ended Dec. 31, 2014, of $188.0 million, or $2.28 per share, excluding the results of Coal Mining, compared to net income of $174.1 million, or $2.12 per share in 2013. On July 1, 2014, Vectren announced it had reached an agreement to sell its wholly owned coal mining subsidiary, Vectren Fuels, Inc., and on Aug. 29, 2014, the transaction closed. The 2013 results exclude the results of ProLiance Holdings, LLC (ProLiance), prior to its sale of certain net assets of ProLiance Energy, LLC, its gas marketing subsidiary, in June 2013. Vectren consolidated results, as reported, for the year ended Dec. 31, 2014, were net income of $166.9 million, or $2.02 per share, compared to net income of $136.6 million, or $1.66 per share, for the year ended Dec. 31, 2013. Management evaluates financial results exclusive of losses on transactions and related costs and operating results, in the year of disposition, related to businesses sold. As reflected above, results from Coal Mining have been excluded from 2014 results, and the results from ProLiance have been excluded from 2013 results. Management believes excluding these items provides the best representation of the overall results of ongoing operations.

Summary and highlights of results

•	Utility Group earnings were $148.4 million, or $1.80 per share, in 2014, compared to $141.8 million, or $1.72 per share, in 2013.

•
Nonutility Group earnings were $39.1 million, or $0.47 per share, in 2014, excluding Coal Mining results, compared to earnings of $33.0 million, or $0.41 per share, in 2013. The 2013 results exclude the results of ProLiance. Reported results for the Nonutility Group were earnings of $18.0 million in 2014 and a loss of ($4.5) million in 2013.

•	Fourth quarter 2014 consolidated net income was $56.2 million, or $0.68 per share, compared to net income of $49.8 million, or $0.60 per share, in the fourth quarter of 2013.

“I am pleased with the improvement and strength of the Utility Group earnings for 2014. We have completed the regulatory process related to our gas infrastructure investment program, which will drive utility earnings growth in 2015 and beyond. Nonutility group earnings improved year over year by eliminating losses from Coal Mining. The Infrastructure Services business continues to show strong demand even though poor weather conditions in both the early and latter parts of 2014, negatively impacted performance,” said Carl Chapman, Vectren’s chairman, president and CEO. “With the exit of commodity-based businesses completed in 2014, we are very pleased with the earnings opportunity for the nonutility businesses in 2015 and

EXHIBIT 99.1

beyond. We introduced higher long-term earnings growth goals in November of last year and believe we are positioned well to achieve those goals.”

2015 earnings guidance affirmed

The company affirms the previously announced 2015 guidance range to be consolidated earnings of $2.40 to $2.55 per share. The company expects 2015 Utility Group earnings to be within a range of $1.85 to $1.95 per share and the Nonutility Group earnings to be in a range of $0.55 to $0.65 per share.

Guidance ranges are based on assumptions and information currently available, but changes in these assumptions or other circumstances could materially impact earnings and result in earnings for 2015 significantly above or below this guidance. These targeted ranges are subject to such factors discussed below under "Forward-Looking Statements."

Utility Group discussion

The Utility Group consists of the company’s regulated utility operations and other operations that provide information technology and other support services to those regulated operations. The company segregates its regulated utility operations between a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west-central Ohio. The Electric Utility Services segment provides electric transmission and distribution services to southwestern Indiana and includes its power generating and wholesale power operations. The Utility Group also earns a return on shared assets, such as customer billing systems and the customer contact center, used by the company’s utility operations.

For the year ended Dec. 31, 2014, the Utility Group earned $148.4 million, compared to $141.8 million in 2013. In the fourth quarter of 2014, the Utility Group earnings were $39.8 million, compared to $37.2 million in 2013. The improved 2014 results in the quarter and for the year were primarily driven by increased gas and electric margins partially offset by higher operating expenses from increased performance-based compensation expense, and, for the annual results, gas system maintenance resulting from the harsh winter in the first half of the year.

Gas Utility Services
The gas utility segment earned $57.0 million during the year ended Dec. 31, 2014, compared to $55.7 million in 2013. The increased results in 2014, including the quarter, were due to increased customer margin from returns on the Ohio infrastructure replacement programs and small customer growth. This increase in margin was partially offset by higher operating expenses from increased performance-based compensation expense and increased weather-related maintenance of the gas system during the first half of 2014. During the 2014 fourth quarter, Gas Utility Services earned $23.1 million, compared to $18.5 million in 2013. Higher operating expenses in 2013 reflecting the acceleration of maintenance projects that were primarily completed in the fourth quarter 2013 also contributed to the increased results in 2014.

Following is more detailed information related to the earnings from Gas Utility Services. Identified items are presented after the impact of income taxes.

EXHIBIT 99.1

(millions)	Quarter	Year
2013 Gas Utility Earnings	$18.5	$55.7

Customer growth & usage	0.5	2.5
Return from Ohio infrastructure replacement programs	0.7	2.1
Other operating expenses, weather related maintenance of gas system	—	(2.6)
Other operating expenses, accelerated maintenance in 2013	3.1	1.8
Performance-based compensation expense	(0.2)	(2.2)
All other	0.5	(0.3)
	4.6	1.3

2014 Gas Utility Earnings	$23.1	$57.0

Electric Utility Services
The Electric Utility Services business earned $79.7 million in 2014, compared to $75.8 million in 2013. Results improved in 2014 due primarily to the impact of weather on retail electric margin, an increase in lost revenue recovery related to electric conservation programs, and increased deferral of interest on construction projects. These improved results were offset somewhat by higher operating costs, including higher performance-based compensation expense and the acceleration of power supply maintenance projects in the current year. Related to weather, for the year, results were favorably impacted by an estimated $1.1 million in small customer margin compared to 2013 as heating degree days were 107 percent of normal in 2014 compared to 102 percent of normal in 2013. During the 2014 fourth quarter, Electric Utility Services earned $13.8 million, compared to $15.7 million in 2013. In the quarter, heating degrees days were 101 percent of normal in 2014 compared to 102 percent of normal in 2013, resulting in an unfavorable impact on results of an estimated ($0.5) million quarter over quarter. Electric results are not protected by weather normalizing mechanisms.

Following is more detailed information related to the earnings from Electric Utility Services. Identified items are presented after the impact of income taxes.

(millions)	Quarter	Year
2013 Electric Utility Earnings	$15.7	$75.8

Weather impact on small customer usage	(0.5)	1.1
Other small customer usage	(0.5)	0.3
Lost revenue adjustment mechanism (LRAM)	0.5	2.3
Wholesale margin	(0.8)	0.4
Other operating expenses	(0.8)	(1.1)
Performance-based compensation expense	—	(1.1)
Deferral of interest on construction projects (AFUDC), net of interest expense	0.2	1.9
All other, primarily reductions in the effective tax rate	—	0.1
	(1.9)	3.9

2014 Electric Utility Earnings	$13.8	$79.7

Other operations
The Utility Group also earns a return on shared assets through currently approved rates as if portions of the assets were in the rate base of each utility. Such shared assets include customer billing systems and the customer contact center, as examples. In 2014, earnings from these operations were $11.7 million, compared to $10.3 million in 2013. Earnings in the fourth quarter were

EXHIBIT 99.1

$2.9 million in 2014 compared to $3.0 million in 2013. A lower income tax rate in 2014, primarily driven by the revaluation of Utility Group deferred income taxes related to the sale of Vectren Fuels, Inc. and the rate reduction from a change in the Indiana tax law in 2014, resulted in higher earnings.

Nonutility Group discussion

All amounts included in this section are after tax. Results reported by business group are net of Nonutility Group corporate expense.

Excluding the results from Coal Mining in 2014, Nonutility Group earnings were $39.1 million, compared to earnings of $33.0 million in 2013. Fourth quarter 2014 earnings from nonutility operations were $16.6 million compared to $13.1 million in 2013. The results exclude ProLiance in 2013, the year of disposition. Reported results for the Nonutility Group were earnings of $18.0 million in 2014 and a loss of ($4.5) million in 2013.

Infrastructure Services
Infrastructure Services provides underground construction and repair services through wholly owned subsidiaries Miller Pipeline and Minnesota Limited.

Results from Infrastructure Services' operations for the year ended Dec. 31, 2014 were $43.1 million compared to $49.0 million in 2013. Results were lower in 2014 due to the inability of work crews to complete their work as planned because of the adverse winter weather in the early and latter parts of 2014. These harsh weather conditions resulted in approximately $3.0 million of reduced earnings in 2014 compared to 2013. Additionally, 2014 results reflect the unfavorable impacts of increased performance-based compensation expense, while results in 2013 reflect the favorable impacts of an 80-mile pipeline project. During the fourth quarter, earnings from Infrastructure Services were $15.5 million, compared to earnings of $13.8 million in 2013. Total Infrastructure Services gross revenues in 2014 were $779 million, compared to gross revenues of $784 million in 2013.

At Dec. 31, 2014, Infrastructure Services had an estimated backlog of $625 million, compared to $535 million at Dec. 31, 2013. As evidenced by increased backlog numbers, construction activity generally is expected to remain strong as utilities, municipalities and pipeline operators replace their aging natural gas and oil pipelines and related infrastructure. Construction activity has been favorably impacted as pipeline operators construct new pipelines due to the continued strong demand for shale gas and oil infrastructure. The recent drop in oil prices is not expected to have a significant impact on Infrastructure Services’ operations in 2015 due to the project mix and the continued projected strong demand. Further, oil production cuts have been predominantly related to the drilling of new wells and, as such, pipelines are still being built for producing wells. Typically changes in the markets in which Infrastructure Services operate will lag an economic change by 8-12 months due to the fact that many projects have already started or have committed start dates. While the drop in oil prices could have a greater impact in 2016 and beyond if prices do not rebound in 2015, the mix of activity is favorable and the long-term trends are good.

Energy Services
Energy Services provides energy performance contracting and sustainable infrastructure, such as distributed generation, renewables, and combined heat and power projects, through its wholly owned subsidiary Energy Systems Group (ESG).

Energy Services’ operations were a loss of ($3.2) million in 2014, compared to earnings of $1.0 million in 2013. In the fourth quarter of 2014, results were earnings of $1.5 million, compared to earnings of $3.0 million in 2013.

Results in 2014 were lower due to a reduction in tax deductions associated with energy efficiency projects. The impact of these tax deductions on 2014 results, net of fees, was $4.4 million, compared to $7.0 million in 2013. Results in 2014 also reflect an after-tax gain of $8.9 million related to the reversal of the contingent consideration liability associated with the recent federal business unit acquisition. The contingent liability was reversed due to failure to meet certain earn-out thresholds as a result of delays in closing certain projects currently in the sales funnel. These non-recurring earnings in 2014 were offset by an after-tax expense of $9.1 million intended to fund the Vectren Foundation, Inc., for an extended period.

EXHIBIT 99.1

The company's long-term view of the performance contracting and sustainable infrastructure opportunities remains positive as the national focus on energy conservation, renewable energy, and sustainability continues given the expected rise in power prices across the country and customer focus on efficiency. Expected activity in the federal sector, as well as positive indications in the public sector and sustainable infrastructure business, is reflected in a significant increase in the backlog and sales funnel. As of Dec. 31, 2014, backlog was $144 million, compared to $72 million at Dec. 31, 2013.

Coal Mining
Prior to Aug. 29, 2014, Coal Mining owned, and through its contract miners, mined and sold coal to the company's utility operations and to third parties through its wholly owned subsidiary, Vectren Fuels. On July 1, 2014, the company announced that it had reached an agreement to sell its wholly owned coal mining subsidiary, Vectren Fuels, to Sunrise Coal, LLC (Sunrise Coal), an Indiana based wholly owned subsidiary of Hallador Energy Company. Sunrise Coal owns and operates coal mines in the Illinois Basin, and on Aug. 29, 2014, the transaction closed. Total cash received was approximately $311 million, resulting in an approximate ($32) million, or ($20) million after tax, loss. The proceeds received, net of transaction costs and estimated tax payments, totaled $285 million and were used to retire $200 million in outstanding Vectren Capital bank term loans and to pay down outstanding short-term debt. Results from Coal Mining for the year ended Dec. 31, 2014, inclusive of the approximate ($20) million loss on the sale, was a loss of ($21.1) million, net of tax, compared to a loss of ($16.0) million for the year ended Dec. 31, 2013.

Other Businesses
Other Businesses results were a loss of ($0.8) million in 2014, compared to a loss of ($1.0) million in 2013. Results for the periods presented reflect other minor operating results of the remaining legacy investments.

ProLiance natural gas marketing exit
As previously reported, on June 18, 2013, ProLiance exited the natural gas marketing business through the disposition of certain of the net assets, along with the long-term pipeline and storage commitments, of its gas marketing subsidiary, ProLiance Energy, LLC to a subsidiary of Energy Transfer Partners. As a result of this transaction, the company recorded its share of the loss on the disposition, termination of long-term pipeline and storage commitments, related transaction and other costs, and results related to the company’s share of ProLiance’s results inclusive of financing costs, income taxes, and other holding company costs, totaling ($37.5) million net of tax, in 2013.

Use of Non-GAAP Measures

This earnings release contains non-GAAP financial measures that exclude the results related to Coal Mining and ProLiance in the respective years of disposition.

Management uses consolidated net income, consolidated earnings per share, and Nonutility Group net income, excluding the results from Coal Mining in 2014 and ProLiance in 2013, the years of disposition, to evaluate its results. Coal Mining and ProLiance results that are excluded from the GAAP measures are inclusive of holding company costs (corporate allocations, interest and taxes) incurred to date. Management believes analyzing underlying and ongoing business trends is aided by the removal of Coal Mining and ProLiance results in the respective year of disposition and the rationale for using such non-GAAP measures is that, through the disposition of the Coal Mining segment and through the disposition by ProLiance Holdings of certain ProLiance Energy assets, the company has now exited the coal mining and gas marketing businesses. Management believes excluding these items provides the best representation of the overall results of ongoing operations.

A material limitation associated with the use of these measures is that the measures that exclude Coal Mining and ProLiance results do not include all costs recognized in accordance with GAAP. Management compensates for this limitation by prominently displaying a reconciliation of these non-GAAP performance measures to their closest GAAP performance measures. This display also provides financial statement users the option of analyzing results as management does or by analyzing GAAP results.

The following table reconciles consolidated net income, consolidated basic EPS, and Nonutility Group net income to those results excluding Coal Mining results in 2014 and ProLiance in 2013, the respective year of disposition.

EXHIBIT 99.1

	Twelve Months Ended December 31, 2014
(in Millions, except EPS)	GAAP Measure	Exclude Coal Mining Results	Non-GAAP Measure
Consolidated
Net Income	$166.9	$21.1	$188.0
Basic EPS	$2.02	$0.26	$2.28
Nonutility Group Net Income	$18.0	$21.1	$39.1

	Twelve Months Ended December 31, 2013
(in Millions, except EPS)	GAAP Measure	Exclude ProLiance Results	Non-GAAP Measure
Consolidated
Net Income	$136.6	$37.5	$174.1
Basic EPS	$1.66	$0.46	$2.12
Nonutility Group Net Income (Loss)	$(4.5)	$37.5	$33

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on February 17, 2015
Vectren’s financial analyst call will be at 2:00 p.m. (EST), Feb. 17, 2015, at which time management will discuss the 2014 annual and fourth quarter financial results. To participate in the call, analysts are asked to dial 1-866-821-5457 10 minutes prior to the start time and refer to the “Vectren Corporation 2014 Year-end Earnings Call”. All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the analyst call.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.

Forward-looking statements
A “safe harbor” for forward-looking statements is provided by the Private Securities Litigation Reform Act of 1995 (Reform Act of 1995). The Reform Act of 1995 was adopted to encourage such forward-looking statements without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement.  Certain matters described in Management’s Discussion and Analysis of Results of Operations and Financial Condition are forward-looking statements. Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. When used in this filing, the words “believe”, “anticipate”, “endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, “likely”, and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

•
Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to coal and natural gas costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments;

EXHIBIT 99.1

environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.

•
Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, cyber attacks, or other similar occurrences could adversely affect Vectren’s facilities, operations, financial condition, results of operations, and reputation.

•	Increased competition in the energy industry, including the effects of industry restructuring, unbundling, and other sources of energy.

•	Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under regulation, and the frequency and timing of rate increases.

•
Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.

•	Economic conditions including the effects of inflation rates, commodity prices, and monetary fluctuations.

•
Economic conditions surrounding the current economic uncertainty, including increased potential for lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the demand for natural gas, electricity, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments.

•	Volatile natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.

•	Volatile oil prices and the potential impact on customer consumption and price of other fuel commodities.

•
Direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.

•
The performance of projects undertaken by the company’s nonutility businesses and the success of efforts to realize value from, invest in and develop new opportunities, including but not limited to, the company’s infrastructure services, energy services, and remaining ProLiance Holdings, LLC assets.

•
Factors affecting Infrastructure Services, including the level of success in bidding contracts; fluctuations in volume of contracted work; unanticipated cost increases in completion of the contracted work; funding requirements associated with multi-employer pension and benefit plans; changes in legislation and regulations impacting the industries in which the customers served operate; the effects of weather; failure to properly estimate the cost to construct projects; the ability to attract and retain qualified employees in a fast growing market where skills are critical; cancellation and/or reductions in the scope of projects by customers; credit worthiness of customers; ability to obtain materials and equipment required to perform services; and changing market conditions, including changes in the market prices of oil and natural gas that would affect the demand for infrastructure construction.

•
Factors affecting Energy Services, including unanticipated cost increases in completion of the contracted work; changes in legislation and regulations impacting the industries in which the customers served operate; changes in economic influences impacting customers served; failure to properly estimate the cost to construct projects; the ability to attract and retain qualified employees; cancellation and/or reductions in the scope of projects by customers; credit worthiness of customers; lower energy prices negatively impacting the economics of performance contracting business; and changing market conditions.

•	Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.

•
Risks associated with material business transactions such as acquisitions and divestitures, including, without limitation, legal and regulatory delays; the related time and costs of implementing such transactions; integrating operations as part of these transactions; and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions.

•
Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws.

EXHIBIT 99.1

•
Changes in or additions to federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, pipeline safety regulations, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2014 annual report on Form 10-K to be filed on or about Feb. 17, 2015. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

-end-